Exhibit 99.1
INTERNATIONAL SHIPHOLDING CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

DECLARES SECOND QUARTER DIVIDEND OF $0.375 PER SHARE

Mobile, Alabama, July 28, 2010 - International Shipholding Corporation (NYSE: ISH) today announced the financial results for the quarter ended June 30, 2010.

Second Quarter 2010 Highlights

• Generated net income of $9.6 million for the quarter ended June 30, 2010
• Earnings of $1.33 per share
• Bought back 223,051 shares of common stock
• Expanded owned fleet and placed two additional vessels on charters

Net Income

The Company reported net income of $9.6 million for the three months ended June 30, 2010.  For the comparable three months ended June 30, 2009, the Company reported net income of $10.7 million.

Mr. Niels M. Johnsen, chairman and chief executive officer, commented: “During the most recent quarter, we agreed with our Norwegian partners to order two additional new mini bulkers through our Oslo Bulk Joint Venture bringing the total vessels on order to 10 vessels. One of our United States Flag pure car truck carriers, which had been trading on voyage to voyage contract cargoes since earlier this year, delivered under a newly negotiated long term time charter effective this month. Furthermore, one of our international flag pure car truck carriers commenced performance under a previously negotiated medium term time charter.”

“In addition to buying back 223,051 shares of our common stock, we continue to deliver tangible value to our shareholders having declared a dividend of $0.375 per share for the quarter. Going forward, we will remain focused on growing and diversifying our shipping portfolio. Even though segments of our industry continue to experience volatility and uncertainty, we are confident that we will develop new growth opportunities.”

Operating Income

Operating Income for the three months ended June 30, 2010 was $13.1 million as compared to $10.2 million for the comparable period in 2009, which included an impairment charge of $2.9 million resulting from the early redelivery of the Company’s one remaining international flag container vessel.  Adjusting for the 2009 impairment charge, the current and prior year quarterly results are comparable.

The Company’s Time Charter segment had improved results primarily from additional operating days on its U.S. flag Coal Carrier and vessels operated under contract to the Military Sealift Command.  Additionally, our operations in Indonesia, which had one of its vessels under repairs in 2009, operated without incident in the current quarter.  Partially offsetting these favorable results were lower supplemental cargo volumes in the current quarter as compared to the second quarter of 2009.     The results of the Contract of Affreightment segment were lower compared to the prior year period due to the scheduled reduction in the contracted freight rates that took effect in the fourth quarter of 2009.  The results of the Company’s Rail Ferry segment were lower compared to the second quarter of 2009 as a result of lower northbound cargo volume.

Administrative and General Expense

Administrative and general expenses increased by $745,000 from the second quarter in 2009.  The 2009 results included a $500,000 reversal of an accrued expense projected by the Company during the evaluation of the unsolicited conditional offer to purchase the Company.  Adjusting for this credit, the higher 2010 second quarter expense is primarily a result of the amortization of 2010 performance-based stock grants provided to senior management.

Interest and Other Expense

Interest expense for the three months ended June 30, 2010, increased from the comparable period in 2009.  This increase is directly attributable to the additional debt associated with the two vessels placed to support our Indonesian service and our new international flag PCTC, partially offset by otherwise scheduled principal reduction.  Income from the subsequent sale and financing of the aforementioned Indonesian vessels is reflected as “Other Income from Vessel Financing”.  Investment income was higher in the 2010 second quarter compared to the 2009 second quarter, as 2009 results reflected the write-down of some of the Company’s investment portfolio.  Additionally, current quarter return yields are higher compared to the second quarter of 2009.  The Foreign Exchange loss of $3.1 million reflects the strengthening in the Yen versus the U.S. dollar during the second quarter of 2010.  The Company’s Yen-denominated loan on its newly delivered international flag PCTC is revalued at the end of the reporting period with any adjustments recorded to period earnings.  The outstanding facility at June 30, 2010 was Yen 5,102,500,000.

Federal Income Tax Benefit

The Company’s total income tax benefit for the second quarter of 2010 was $30,000 compared to a benefit of $226,000 for the comparable period in 2009.  The reduced benefit reflects improved results in the segments taxed at the U.S. corporate statutory rate.

Unconsolidated Entities

In the second quarter of 2010, the results from the Company’s unconsolidated entities decreased from the first quarter of 2009.  Current quarter’s results include a provision of U.S. income tax on gross earnings, while in 2009 no provision was required as a result of the tax law in effect at that time.  Additionally, the Company’s 25% investment in a venture contracted to build Mini-bulkers was reduced to reflect a drop in the fair market value of that venture’s interest rate hedge instrument.

Dividend Declaration

The Company’s Board of Directors authorized the payment of a $0.375 dividend for each share of common stock owned on the record date of August 17, 2010, payable on September 1, 2010. The Company intends to continue to declare quarterly dividends. All future dividend declarations and amounts remain subject to the discretion of International Shipholding Corporation’s Board of Directors.

About International Shipholding

International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U. S. and foreign flag vessels that provide international and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

Caution concerning forward-looking statements

This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to ISH’s Annual Report on form 10-K for the year ended December 31, 2009 as well as its future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which ISH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove materially incorrect, any forward-looking statements made on that basis may also prove to be materially incorrect. ISH is not under any obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:

The IGB Group
Lev Janashvili
(212) 227-7098

David Burke
(646) 673-9701

International Shipholding Corporation
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(All Amounts in Thousands Except Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months ended June 30,
	2010	2009	2010	2009
Revenues	$85,084	$99,815	$157,998	$197,893

Operating Expenses:
Voyage Expenses	61,513	76,862	116,456	154,943
Vessel Depreciation	4,984	5,225	8,748	10,394
Impairment Loss	-	2,899	-	2,899

Gross Voyage Profit	18,587	14,829	32,794	29,657

Administrative and General Expenses	5,415	4,670	11,434	10,940
Loss/(Gain) on Sale of Other Assets	46	-	(75)	-

Operating Income	13,126	10,159	21,435	18,717

Interest and Other:
Interest Expense	2,433	1,402	4,032	2,870
Gain on Sale of Investment	(16)	-	(16)	-
Other Income from Vessel Financing	(590)	-	(1,194)	-
Investment (Income) Loss	(987)	141	(1,166)	332
Foreign Exchange Loss	3,148	-	3,148	-
	3,988	1,543	4,804	3,202

Income Before (Benefit) Provision for Income Taxes
and Equity in Net Income of Unconsolidated Entities	9,138	8,616	16,631	15,515

(Benefit) Provision for Income Taxes:
Current	170	65	340	130
Deferred	(200)	(286)	(965)	(2,015)
State	-	(5)	(17)	44
	(30)	(226)	(642)	(1,841)
Equity in Net Income of Unconsolidated
Entities (Net of Applicable Taxes)	448	1,817	2,911	2,778

Net Income	$9,616	$10,659	$20,184	$20,134

Basic and Diluted Earnings Per Common Share:

Net Income Per Share - Basic	$1.33	$1.47	$2.79	$2.79
	$1.33	$1.47	$2.79	$2.79

Net Income Per Share - Diluted	$1.32	$1.46	$2.76	$2.78
	$1.32	$1.46	$2.76	$2.78

Weighted Average Shares of Common Stock Outstanding:
Basic	7,242,126	7,228,570	7,245,642	7,220,863
Diluted	7,295,638	7,278,782	7,308,398	7,253,360

Dividends Per Share	$0.375	$0.500	$0.875	$1.000

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	June 30,	December 31,
ASSETS	2010	2009

Current Assets:
Cash and Cash Equivalents	$13,815	$47,468
Marketable Securities	18,643	10,333
Accounts Receivable, Net of Allowance for Doubtful Accounts
of $274 and $299 in 2010 and 2009:
Traffic	9,732	5,221
Agents'	2,754	3,353
Other	20,515	12,637
Net Investment in Direct Financing Leases	5,294	52,649
Other Current Assets	2,645	1,640
Notes Receivable	4,248	5,348
Material and Supplies Inventory, at Lower of Cost or Market	3,417	3,100
Total Current Assets	81,063	141,749

Investment in Unconsolidated Entities	23,257	15,971

Net Investment in Direct Financing Leases	52,990	55,046

Vessels, Property, and Other Equipment, at Cost:
Vessels	443,771	314,534
Leasehold Improvements	26,128	26,128
Construction in Progress	34,718	49,496
Furniture and Equipment	7,947	6,966
	512,564	397,124
Less - Accumulated Depreciation	(194,791)	(185,292)
	317,773	211,832

Other Assets:
Deferred Charges, Net of Accumulated Amortization	12,430	15,914
of $15,049 and $20,826 in 2010 and 2009, Respectively
Acquired Contract Costs, Net of Accumulated Amortization	-	364
of $30,526 and $30,162 in 2010 and 2009, Respectively
Due from Related Parties	5,187	5,043
Notes Receivable	42,266	44,390
Other	6,358	6,341
	66,241	72,052

	$541,324	$496,650

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(All Amounts in Thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
Current Maturities of Long-Term Debt	$17,805	$68,789
Accounts Payable and Accrued Liabilities	31,667	31,039
Total Current Liabilities	49,472	99,828

Long-Term Debt, Less Current Maturities	182,167	97,635

Other Long-Term Liabilities:
Deferred Income Taxes	4,162	2,070
Lease Incentive Obligation	5,736	6,262
Other	53,363	51,924
	63,261	60,256

Stockholders' Investment:
Common Stock	8,525	8,484
Additional Paid-In Capital	83,942	83,189
Retained Earnings	193,730	180,121
Treasury Stock	(25,403)	(20,172)
Accumulated Other Comprehensive (Loss)	(14,370)	(12,691)
	246,424	238,931

	$541,324	$496,650

INTERNATIONAL SHIPHOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All Amounts in Thousands)
(Unaudited)
	Six Months Ended June 30,
	2010	2009

Cash Flows from Operating Activities:
Net Income	$20,184	$20,134
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation	9,040	10,619
Amortization of Deferred Charges and Other Assets	5,087	4,928
Deferred Benefit for Federal Income Taxes	(965)	(1,885)
Impairment Loss	-	2,899
Equity in Net Income of Unconsolidated Entities	(2,911)	(2,778)
Distributions from Unconsolidated Entities	1,500	2,000
Gain on Sale of Assets	(75)	-
Gain on Sale of Investments	(16)	-
Loss on Foreign Currency Exchange	3,148	-
Deferred Drydocking Charges	(244)	(10,194)
Changes in:
Accounts Receivable	(11,790)	(4,377)
Inventories and Other Current Assets	505	691
Other Assets	(2)	(1,335)
Accounts Payable and Accrued Liabilities	397	10,992
Pension Plan Funding	(150)	(1,000)
Other Long-Term Liabilities	602	(1,577)
Net Cash Provided by Operating Activities	24,310	29,117

Cash Flows from Investing Activities:
Principal payments received under Direct Financing Leases	2,935	3,985
Capital Expenditures for Vessels, Leasehold Improvements, and Other Assets	(72,642)	(11,869)
Proceeds from Sale of Assets	3,853	-
Purchase of Marketable Securities	(8,708)	(10,323)
Proceeds from Sale of Marketable Securities	598	-
Investment in Unconsolidated Entities	(2,584)	-
Principal payments received on Related Party Notes Receivable	2,012	9
Net Cash Used by Investing Activities	(74,536)	(18,198)

Cash Flows from Financing Activities:
Common Stock Repurchase	(5,231)	-
Proceeds from Issuance of Debt	122,306	8,007
Repayment of Debt	(93,409)	(6,522)
Additions to Deferred Financing Charges	(518)	(64)
Common Stock Dividends Paid	(6,575)	(7,252)
Net Cash Provided (Used) by Financing Activities	16,573	(5,831)

Net (Decrease) Increase in Cash and Cash Equivalents	(33,653)	5,088
Cash and Cash Equivalents at Beginning of Period	47,468	51,835

Cash and Cash Equivalents at End of Period	$13,815	$56,923